Exhibit 10.1

July 13, 2007

Re:	Amendment to SHPI Employment Agreement

Dear David:

I refer to the Employment Agreement, dated August 23, 2006, between SHPI and yourself. Upon execution of this letter, the following Section 2.4 will supersede Section 2.4 of the Agreement as follows:

2.4       Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, profit sharing plan and stock option plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee’s rights under such plans (other than pension plan, profit sharing plan and stock option plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of salary and medical benefits which shall continue for a period of twelve (12) months, so long as Employee complies with the provisions of Sections 5 through 8. In the event of a merger, acquisition, or substantial sale of Corporation’s controlling shares wherein the Corporation is no longer the controlling entity, if Employee is not offered an equivalent position, Employee shall be entitled to severance pay and medical benefits for a period of twelve (12) months, so long as Employee complies with the provisions of Sections 5 through 8.

Except as otherwise modified herein, the terms of your Employment Agreement shall remain in full force and effect. This letter agreement and the Employment Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede in all respects any and all prior oral or written agreements or understandings.

If the foregoing is in accordance with your understanding, please indicate by executing a copy of this letter, whereupon this letter shall become a binding agreement with SHPI.

Sincerely,

/s/ Jeffrey Soinski

Jeffrey Soinski

President & CEO

Agreed to and accepted by:

/s/ David A. Green

David A. Green